Registration No. 333-120558

As filed with the Securities and Exchange Commission on June 1, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8/A

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENESEE & WYOMING INC.

(Exact name of registrant as specified in its charter)

Delaware	06-0984624
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

66 Field Point Road, Greenwich, Connecticut	06830
(Address of principal executive offices)	(Zip code)

Genesee & Wyoming Inc.

Amended and Restated 2004 Omnibus Incentive Plan

(Full title of the plan)

Allison M. Fergus, Esq.

General Counsel and Secretary

66 Field Point Road

Greenwich, Connecticut 06830

(Name and address of agent for service)

(203) 629-3722

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE(2)
Class A Common Stock, $0.01 par value per share	2,000,000	$32.53	$65,060,000	$1,997.35

(1)	In addition to the shares of Class A Common Stock set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Class A Common Stock registered includes an indeterminable number of shares of Class A Common Stock issuable under the Genesee & Wyoming Inc. Amended and Restated 2004 Omnibus Incentive Plan, as this amount may be adjusted as a result of stock splits, stock dividends and anti-dilution provisions set forth therein. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the Genesee & Wyoming Inc. Amended and Restated 2004 Omnibus Incentive Plan.
(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average high and low prices per share of Class A Common Stock on the New York Stock Exchange on May 31, 2007.

EXPLANATORY NOTE

Genesee & Wyoming Inc. (the “Company”) previously registered 1,125,000 shares of Class A common stock, $0.01 par value per share (“Common Stock”) of the Company, available for the grant of awards under the Company’s 2004 Omnibus Incentive Plan (the “Original Plan”). The registration of such shares of Common Stock was filed on a Form S-8 Registration Statement filed with the Securities and Exchange Commission on November 16, 2004 (Registration Number 333-120558) (the “Initial Registration Statement”), in accordance with the Securities Act.

On February 14, 2006, the Company declared a three for two split of the Common Stock resulting in an additional 562,500 shares of Common Stock being available for the grant of awards under the Original Plan. Pursuant to Rule 416(a) under the Securities Act, such additional shares are deemed to be included in the Initial Registration Statement.

On March 30, 2007, the Company’s Board of Directors approved an amendment to, and restatement of, the Original Plan increasing the number of shares of Common Stock available for awards thereunder by 2,000,000 shares to 3,687,500 shares (the “Amended and Restated 2004 Omnibus Incentive Plan”), subject to stockholder approval. On May 30, 2007, at the Company’s 2007 Annual Meeting of Stockholders, the stockholders approved the adoption of the Amended and Restated 2004 Omnibus Incentive Plan.

This post-effective amendment No. 1 to the Initial Registration Statement is being filed to register the additional 2,000,000 shares of Common Stock available for grant under the Amended and Restated 2004 Omnibus Incentive Plan and to file as Exhibit 4.4, the Amended and Restated 2004 Omnibus Incentive Plan.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to the employees participating in the Genesee & Wyoming Inc. Amended and Restated Omnibus Incentive Plan, as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions in Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of Genesee & Wyoming, Inc. (the “Company”) previously filed with the Securities and Exchange Commission are incorporated herein by reference:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(c)	the Company’s Current Reports on Form 8-K filed on January 8, 2007, February 13, 2007 (Item 5), March 13, 2007, March 26, 2007, April 4, 2007 and May 1, 2007 (Item 8);

(d)	the Company’s Definitive Proxy Statement on Schedule 14A for our 2007 Annual Meeting of Stockholders, filed on April 23, 2007; and

(e)	the description of the Company’s common stock, par value $.01 per share, contained in Item 9 of the Company’s Registration Statement on Form S-1, Amendment No. 3 (Registration No. 333-03972), filed with the Securities and Exchange Commission on June 18, 1996.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 10 of the Restated Certificate of Incorporation of the Company and Section 145 of the Delaware General Corporation Law, directors and officers are entitled to indemnification by the Company against liability that they may incur in their respective capacities as directors and officers under certain circumstances. The Company carries directors and officers liability insurance for this purpose.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item 8 by reference.

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on May 31, 2007.

GENESEE & WYOMING INC.

/s/ John C. Hellmann
John C. Hellmann
Chief Executive Officer and President

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints each of John C. Hellmann and Timothy J. Gallagher such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date	Title	Signature
May 31, 2007	Chief Executive Officer, President and Director	/s/ JOHN C. HELLMANN
John C. Hellmann

May 31, 2007	Chief Financial Officer	/s/ TIMOTHY J. GALLAGHER
Timothy J. Gallagher

May 31, 2007	Chief Accounting Officer and Global Controller	/s/ CHRISTOPHER F. LIUCCI
Christopher F. Liucci

May 31, 2007	Chairman of the Board	/s/ MORTIMER B. FULLER, III
Mortimer B. Fuller, III

May 31, 2007	Director	/s/ DAVID C. HURLEY
David C. Hurley

May 31, 2007	Director	/s/ ØIVIND LORENTZEN III
Øivind Lorentzen III

May 31, 2007	Director	/s/ ROBERT M. MELZER
Robert M. Melzer

May 31, 2007	Director	/s/ PHILIP J. RINGO
Philip J. Ringo

May 31, 2007	Director	/s/ PETER O. SCANNELL
Peter O. Scannell

May 31, 2007	Director	/s/ MARK A. SCUDDER
Mark A. Scudder

May 31, 2007	Director	/s/ M. DOUGLAS YOUNG
M. Douglas Young

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation (incorporated herein by reference to Exhibit I to the Company’s Definitive Information Statement on Schedule 14C filed on February 23, 2004).

4.2	Amended By-laws (incorporated herein by reference to Exhibit 2.1 to the Company’s Report on Form 10-Q for the quarter ended September 30, 2004).

4.3	Specimen stock certificate representing shares of Class A Common Stock (incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-03972)).

4.4	Amended and Restated 2004 Omnibus Incentive Plan (incorporated herein by reference to Annex II to the Company’s Definitive Proxy Statement filed on April 23, 2007)

5.1*	Opinion of Harter Secrest & Emery LLP

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Ernst & Young

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

*	Filed herewith.